Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Independent Registered Public Accounting Firm” and “Auditor” and to the use of our report dated September 23, 2016, with respect to the July 31, 2016 financial statements of the Henderson Global Technology Fund, one of the series of Henderson Global Funds, incorporated by reference in the Registration Statement (Form N-14 No. 333-215390) and related Proxy Statement/Prospectus of Janus Investment Fund.

/s/ Ernst & Young LLP

Chicago, Illinois

February 14, 2017